Exhibit 99.1


                             DESCRIPTIVE MEMORANDUM

                                 Xenomics, Inc.

                                  July 28, 2004


         This memorandum provides certain information about Xenomics, Inc. (the "Company") as of the above date. It is not intended as an offer to sell any securities of the Company, nor as a solicitation of an offer to buy such securities, nor does it purport to contain all of the information that a prospective investor may desire in investigating the Company. The memorandum has been prepared as a convenient means of providing information to the United States Securities and Exchange Commission.

         THE SECURITIES OF THE COMPANY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person is authorized to give any information or to make any representation other than those contained herein and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. The delivery of this memorandum shall not under any circumstances create any implication that there has been no change in the Company's affairs since the date hereof, or that the information contained herein is correct as of any time subsequent to its date.

         THIS MEMORANDUM INCLUDES STATEMENTS AND ESTIMATES ABOUT THE ANTICIPATED FUTURE PERFORMANCE OF THE COMPANY AND XENOMICS. THESE STATEMENTS AND ESTIMATES ARE BASED ON ASSUMPTIONS MADE BY THE COMPANY AND XENOMICS, RESPECTIVELY, WHICH MAY OR MAY NOT PROVE TO BE CORRECT. NEITHER THE COMPANY NOR XENOMICS REPRESENT THAT IT HAS MADE THE CORRECT ASSUMPTIONS AND DOES NOT REPRESENT THAT ITS STATEMENTS AND ESTIMATES ABOUT FUTURE PERFORMANCE WILL PROVE TO BE CORRECT.

         MARKET DATA AND INDUSTRY INFORMATION REFERRED TO IN THIS MEMORANDUM ARE DERIVED FROM VARIOUS TRADE PUBLICATIONS, INDUSTRY SOURCES AND ESTIMATES BY MANAGEMENT OF THE COMPANY. MANAGEMENT HAS ATTEMPTED TO SATISFY ITSELF AS TO THE REASONABLENESS OF THE INDUSTRY DATA PRESENTED; HOWEVER NO ASSURANCE CAN BE GIVEN AS TO ITS ACCURACY.

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                     SUMMARY OF OUR BUSINESS AND OPERATIONS

         This summary highlights information contained elsewhere in this descriptive memorandum. This summary is not complete and does not contain all the information you should consider. You should read this entire descriptive memorandum carefully, especially the "Risk Factors."

         In this descriptive memorandum, the "Company" refers to Xenomics, Inc., a Florida corporation. The term "Xenomics" refers to Xenomics, a California corporation that is a wholly owned subsidiary of the Company. We use the terms "we," "our," and "us" when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.


                                   THE COMPANY

General

         The Company was incorporated in the State of Florida on April 26, 2002 and planned to develop an on-line marketplace for used car parts. In an effort to develop that business, the Company entered into a contract with a web hosting service on a month to month basis to provide storage for website development and transaction processing. The Company's temporary website arrangement was suspended to preserve cash and pending new management's evaluation of the business. We acquired Xenomics, a California corporation, on July 2, 2004.

         Xenomics is a biotechnology company that focuses on the development of diagnostic tests utilizing transrenal nucleic acids (Tr-NA) for a broad range of diagnostic tests. Tr-NA's are components of DNA derived from the blood stream that have been shown to cross the kidney barrier and can be detected in urine. Xenomics is a California corporation that was organized in 1999. In March 2004, Xenomics organized a joint venture with the Spallanzani National Institute for Infectious Diseases (Instituto Nazionale per le Malattie Infettive, "INMI") in Rome, Italy, in the form of a new R&D company called SpaXen Italia, S.R.L ("SpaXen") which will conduct research and development on non-invasive diagnostic tests for infectious disease using Tr-NA methodology.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files reports with the Commission. Such reports (which contain information about the Company) may be inspected, without charge, or copied, at prescribed rates, at the public reference facilities maintained by the Commission. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information, regarding issuers that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov.

         The Company's office is located at 420 Lexington Avenue, Suite 1609, New York, NY 10170. Our telephone number is (212) 729-9216.


                SUMMARY OF ACQUISITION OF XENOMICS BY THE COMPANY

         We completed the acquisition of Xenomics, an unaffiliated California corporation on July 2, 2004 by issuing 2,258,001 shares of our common stock to Xenomics' five shareholders in exchange for all outstanding shares of Xenomics stock (the "Exchange"). The Exchange was made according to the terms of a Securities Exchange Agreement dated May 18, 2004 ("Exchange Agreement"), which we filed as an exhibit to a Form 8-K dated May 18, 2004.

         We also completed a private placement of 2,645,210 shares of our common stock for aggregate proceeds of $2,512,949.50. The sale was made to 17 accredited investors ("Investors") directly by us without any general solicitation or broker. We filed a Form D with the Securities and Exchange Commission ("SEC") and the offering is claimed to be exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended.

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         As part of the Acquisition, we:

         o redeemed 1,971,734 pre-split shares (the equivalent of 218,862,474 post-split shares) from Panetta Partners Ltd., a principal shareholder, for $500,000 or $0.0023 per share.

         o amended our articles of incorporation to change our corporate name to "Xenomics, Inc." and to split our stock outstanding prior to the redemption 111 for 1 (effective July 26, 2004).

         o entered into employment agreements with two of the former Xenomics shareholders and a consulting agreement with one of the former Xenomics shareholders.

         o entered into a Voting Agreement with the Investors, the former Xenomics shareholders and certain principal shareholders.

         o entered into a Technology Acquisition Agreement with the former Xenomics shareholders under which we granted an option to the former Xenomics holders to acquire Xenomics technology if we fail to apply at least 50% of the net proceeds of financing we raise to the development of Xenomics technology during the period ending July 1, 2006 in exchange for all of our shares and share equivalents held by the former Xenomics holders at the time such option is exercised.

         Each of the above agreements is filed with this report and the above summary is qualified by reference to the complete documents.

         As a result of the above transactions, we have 15,588,737 shares outstanding.

         We appointed L. David Tomei, Samuil Umansky, Gary Jacob and Donald Picker to be directors according to the terms of the Voting Agreement and Mr. Tomei was appointed Chairman of the Board. Samuil Umansky was appointed President and Chief Scientific Officer and Christoph Bruening remains Secretary and Treasurer.

                                 DIVIDEND POLICY

         It is our present policy not to pay cash dividends and to retain future earnings to support our growth. We do not anticipate paying any cash dividends in the foreseeable future.

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                      DESCRIPTION OF THE COMPANY'S BUSINESS

         Our principal business will be to continue to develop and attempt to commercially exploit the early stage diagnostic technology developed by Xenomics.

The Technology

         Scientists at Xenomics were the first to report the discovery that a portion of DNA found in the bloodstream can cross the kidney barrier and be detected in the urine. The discovery of transrenal nucleic acids (Tr-NA) is acknowledged as a major breakthrough in the rapidly growing molecular diagnostics field. Urine analysis of Tr-NA provides a simple, non-invasive method and a platform technology for a broad range of diagnostic genetic tests. In comparison with conventional tests this methodology has significant advantages with respect to patient compliance, ease of testing, speed and cost. Xenomics owns proprietary technology protected by broad patents covering the fields of prenatal diagnosis, cancer detection and transplantation. Pending patent applications will further extend coverage to any diagnostic applications of Tr-NA. This patent position will ensure that Xenomics Inc. is the leading company in the analysis of genetic markers in urine and that others who wish to enter this field will be required to practice under this intellectual property.

         The development of Tr-NA technology has progressed to clinical testing in a number of medical centers. As a result, the initial operations of Xenomics will focus on early product opportunities in prenatal diagnosis that use accepted markers for determining gender, Fragile X Syndrome and Rh incompatibility. Xenomics plans to expand the prenatal testing capabilities to include a comprehensive set of markers, and will develop technology in the diagnostics of cancer and transplantation.

         Xenomics plans to develop a pipeline of commercial diagnostic tests that will initially be performed in-house before transfer to external partners with access to high-volume markets. Of prime importance to the positioning of Xenomics will be the need for key diagnostics laboratories and companies to access Xenomics patents in order to enter the market for urine testing.

The Market

         Xenomics believes that the market for Tr-NA technology based diagnostic products is large and growing at a current rate of 35-40% per annum. Currently the market for DNA testing is over $3 billion in the US alone. As this represents the initial stage of growth in the use of genetic testing it is anticipated that there will be significant market expansion as new markers are discovered and validated for the diagnosis of specific indications. The ease, non-invasive nature, and low cost of urine analysis of nucleic acids suggests that this will ultimately become the method of choice for the majority of genetic tests. We believe the intellectual property of Xenomics positions it to develop a breadth of products across the diagnostics markets.

         Prenatal Testing:

         There are 6.2 million pregnancies each year in the United States alone. Only about 10-15% of patients who should have prenatal genetic tests according to physicians and genetic counselors actually agree to undergo the procedure. Xenomics conservatively expects that this compliance will increase to more than 50-70% of the total patients considering that most patients decline chorionic villus sampling or amniocentesis because of the significant risks inherent in the procedure. In contrast, donation of a urine specimen is simple, risk-free, and can be performed early in the first trimester of pregnancy.

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         Initial product focus will be on diagnostic tests for determination of gender, Fragile X Syndrome and Rh incompatibility. Future pipeline products will include tests for Down Syndrome, Sickle Cell Anemia, Marfan Syndrome, Tay Sachs Disease, Huntington's disease, Spinocerebellar Ataxia 1, Machado-Joseph Disease, Rett Syndrome and Hemophilia.

         Cancer Testing:

         It is anticipated that Tr-NA analysis will become a platform technology for development of screening tests for the early detection of tumors and pre-neoplastic conditions. The initial opportunities for diagnostic test development are gastrointestinal tumors, including colorectal cancer, liver cancer and pancreatic cancer. About 160,000 new cases of colon cancer and 25,000 new cases of pancreatic cancer occur in the U.S. each year. Routine testing is recommended for the 60-70 million of people over 50 at risk for colorectal polyps growth. Additional products in the oncology diagnostics pipeline are tests for the early detection of prostate cancer and other tumors as well as high-risk pre-cancerous conditions.

         Tr-NA products in the cancer diagnostic arena will be highly competitive based on cost, simplicity, and patient compliance. For example, it is likely that a urine test for high-risk precancerous polyps will have better patient acceptance than invasive colonoscopy.

         Transplantation:

         Currently, tissue biopsy or blood samples are used to assess graft survival following organ transplantation (500,000 tests/year). Since grafts can be identified by a unique series of genetic markers characteristic of the donor, they can be easily detected in small urine specimens. As the rejection of the tissue or organ is marked by early death of cells, the Tr-NA test can detect early evidence of tissue rejection and potentially be used to guide and monitor immunosuppressive therapies. Opportunities for partnering with companies developing drugs for controlling tissue rejection, companies developing cell transplantation, or companies developing novel xenotransplantation technologies illustrates the breadth of commercial potential of the platform technology.

         Infectious diseases:

         Agents such as viruses and bacteria that have precise genetic signatures cause many infectious diseases. The possibility that analysis of simple urine specimens may provide the common basis for a broad variety of public health threats is of immense value.

         Drug Development and Monitoring of Therapeutic Outcomes:

         The Tr-NA test has significant potential as a means of monitoring clinical responses to new drugs in development and evaluating patient-specific responses to already approved therapies. Specific target applications include the monitoring of transplantation patients on immunosuppressive drugs, detection of metastasis following tumor surgery, monitoring of tumor progression during chemotherapy, and the development of optimal hormonal and chemotherapeutic treatment protocols. These applications of the transrenal nucleic acid technology to day-to-day sampling of patient urine would permit therapeutic decisions to be made on a patient-specific basis. About 1.25 million of new cancer cases are diagnosed yearly and there are several hundred companies developing chemotherapeutic agents in the USA alone. This defines the size of the potential market for applications of Tr-NA technology in tumor monitoring.

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Business Strategy

         Xenomics plans to develop small-scale commercial testing capabilities to perform the Tr-NA test during the first 1-2 years of market launch. This will be to further validate the testing methodology in the marketplace and to establish an initial market presence prior to seeking alliances with major clinical laboratories in order to gain access to substantially larger volumes of clinical samples. In addition, we hope this strategy will bring in initial revenues that will fund a portion of the development pipeline. Xenomics has developed the core capabilities for test development internally and manufacturing through contract suppliers. Addition of dedicated laboratory space and personnel is required to speed up the development of initial products and future diagnostic pipelines.

         Xenomics believes that it will have many potential customers and partnering opportunities owing to core patents on urine analysis of nucleic acids under which third-parties will need to practice. In comparison with many other genetic tests, it is anticipated that the Tr-NA test can reduce costs by approximately 80% as no surgical procedures are involved and specimen preparation in the laboratory is simple and can easily be automated. Currently, about 60-80% of the cost of performing prenatal genetic testing is associated with the surgical procedure followed by time-consuming extraction of DNA from either amniotic fluid or a chorionic villus biopsy. Therefore, a major advantage of Xenomics' Tr-NA test, when commercially available, will be the reduced cost of each test which Xenomics believes will be translated into a substantially higher margin than has been traditional in the diagnostics industry.

         Xenomics believes that there is a strong incentive for client companies to adopt the Xenomics Tr-NA test to improve their own margins. Through multiple non-exclusive licenses Xenomics plans to attain economically viable returns through improved profit-sharing and licensing agreements. Another important factor that will determine commercial success is that unlike other genetic testing technologies Xenomics' core Tr-NA test will remain the same irrespective of the marker and thus the test capabilities can be easily and rapidly expanded to new markers as they are discovered and validated by additional research and development. In addition, Xenomics will not be dependent upon a single methodology for nucleic acid analysis but will be able to partner with "state of the art" technologies for future generation of products, subject to commercially viable agreements.

         SpaXen Joint Venture

         In March, 2004 Xenomics organized a joint venture with the Spallanzani National Institute for Infectious Diseases (Instituto Nazionale per le Malattie Infettive, "INMI") in Rome, Italy, in the form of a new R&D company called SpaXen Italia, S.R.L ("SpaXen"). In laboratories to be provided to SpaXen within INMI, scientists will be working to apply the Tr-NA technology to the development of new, truly non-invasive test platforms for a broad variety of infectious diseases. Shares of SpaXen are held 50% by INMI and 50% by Xenomics. SpaXen's deed of incorporation (Costituzione Di Societa) dated March 11, 2004 provides, among other terms, the following:

         o Corporate capital: 200,000 Euros, of which INMI contributed 100,000 Euros in cash and Xenomics contributed 100,000 Euros in the form of intellectual property, as further described below;

         o Corporate Term: Until December 31, 2009, unless extended or wound up prior to that date;

         o Shareholder Vote: All shareholder resolutions require a 2/3 super-majority except for certain resolutions regarding amendments to the deed of incorporation, change of corporate purpose, and significant changes in shareholder rights, among others, which require unanimous vote by the shareholders;

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         o        Directors and Officers: SpaXen will be managed by a sole
                  managing director or by a board of directors; currently, SpaXen is being managed by a board of directors consisting of three directors, the chairman of which is David L. Tomei, who is also chairman of the board of the Company; in addition, SpaXen has appointed a supervisory board (also referred to as "Board of Auditors" in SpaXen's deed of incorporation) consisting of three auditors and two deputies;

         o Dissolution: The shareholders of SpaXen may unanimously vote to dissolve SpaXen prior to the end of the Corporate Term.

         In conjunction with the formation of SpaXen, Xenomics and INMI have entered into a certain Shareholder Agreement, which provides, among other terms, the following

         o As its contribution to SpaXen, Xenomics assigned to SpaXen all rights and patent applications to that portion of the TrDNA technology that applies TrDNA technology to the field of infectious diseases (the "Contributed IP");

         o All profits of SpaXen will be reinvested into research and development of intellectual property applying TrDNA technology to pathologies caused by or associated with infectious agents (the "Newly Developed IP");

         o        INMI will be the sole owner of all Newly Developed IP;

         o SpaXen will be the sole owner of all intellectual property derived from SpaXen's research that may be applied in fields other than pathologies caused by or associated with infectious agents (the "Derivative IP");

         o Xenomics will have royalty-free, perpetual, exclusive, worldwide commercialization rights for Derivative IP;

         o Xenomics will have exclusive worldwide commercialization rights for Newly Developed IP in consideration for a license fee payment of not more than 10% of net proceeds of all products utilizing Newly Developed IP;

         o The initial term of commercialization rights for Newly Developed IP is 5 years (commencing April 7, 2004), with the possibility of a 5 year extension;

         o In the event that a patent issues based on Newly Developed IP during the term of commercialization rights for Newly Developed IP, the commercialization rights for Newly Developed IP will be extended for the duration of such patent; and

         o Upon dissolution of SpaXen, Xenomics' commercialization rights for Newly Developed IP will terminate, the Contributed IP will revert back to Xenomics and all capital surplus will be paid to INMI;

         The Shareholder Agreement contemplates SpaXen and Xenomics entering into a Collaborative Research and License Agreement, which will further define their respective obligations and rights with respect to the above matters. Xenomics plans to begin negotiations shortly.

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         It is contemplated that SpaXen's primary research and development targets will be tests for diagnosis of AIDS, hepatitis B, tuberculosis, malaria, and leishmaniasis, diseases with the highest levels of morbidity and mortality.

Intellectual Property

         On June 26, 2001, Xenomics announced that its first patent had been granted by the United States Patent and Trademark Office (Pat. No. 6,251,638). The patent, entitled "Methods for Detection of Nucleic Acid Sequences in Urine" describes non-invasive methods of detecting the presence of specific nucleic acid sequences by analyzing urine samples for the presence of nucleic acids that have crossed the kidney barrier. More specifically, the patent claims cover methods of detecting specific fetal nucleic acid sequences by analyzing maternal urine for the presence of fetal nucleic acids.

         On September 13, 2001, Xenomics further strengthened its intellectual property protection and announced that a second major U.S. patent had been awarded to it (Pat. No. 6,287,820). The patent covers methods of analyzing specific nucleic acid alterations for the diagnosis of cancer and the monitoring of its treatment.

         In May, 2002, Xenomics' third U.S. patent was issued (Pat. No. 6,492,144) covering use of Tr-NA technology for analyzing specific nucleic acids in urine to track the success of transplanted cells, tissues and organs. The patent also covers methods for evaluating the effects of environmental factors and aging on the genome.

         Currently, Xenomics has pending European Patent Application No. 98924998.2, which covers methods of detecting specific fetal nucleic acid sequences by analyzing maternal urine for the presence of fetal nucleic acids and methods of detecting specific nucleic acid alterations for the diagnosis of disease.

         Where appropriate, Xenomics intends to seek other patent protections in the United States and other countries for improvements upon these methods. No assurance can be given that Xenomics' patent portfolio will provide it with a meaningful level of commercial protection.

Manufacturing

         We do not intend to invest in large scale manufacturing facilities. We believe that all of our products in development can be made using well understood manufacturing methods. Because we do not have manufacturing experience, we may not be able to develop reproducible and effective manufacturing processes at a reasonable cost. In such event, we will have to rely on third party manufacturers whose availability and cost is presently unclear.

Government Regulation

         Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of any products that may be developed by us. The nature and the extent to which such regulation may apply will vary depending on the nature of any such products. Virtually all of our potential products will require regulatory approval by governmental agencies prior to commercialization.

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         Generally, certain categories of medical devices, a category that may be deemed to include products based upon our technologies, require FDA pre-market approval or clearance before they may be marketed and placed into commercial distribution. The FDA has not, however, actively regulated in-house laboratory tests that have been developed and validated by the laboratory providing the tests. Additionally, the FDA has demonstrated prior enforcement discretion and is currently undergoing internal review on its legal authority for regulating these products. Pre-market clearance or approval is not currently required for this category of products. The FDA does regulate the sale of certain reagents, including some of our reagents, used in laboratory tests. The FDA refers to the reagents used in these tests as analyte specific reagents ("ASR"). ASR react with a biological substance including those intended to identify a specific DNA sequence or protein. These reagents generally do not require FDA pre-market approval or clearance if they are (i) sold to clinical laboratories certified by the government to perform high complexity testing and
(ii) labeled in accordance with FDA requirements, including a statement that their analytical and performance characteristics have not been established. A similar statement would also be required on all advertising and promotional materials relating to ASR such as those used in our test. Laboratories also are subject to restrictions on the labeling and marketing of tests that have been developed using ASR. We believe that in-house testing based upon our technologies, and any ASR that we intend to sell to leading clinical reference laboratories currently do not require FDA approval or clearance. We cannot be sure, however, that the FDA will not change its policy in a manner that would result in tests based upon our technologies, or a combination of reagents, to require pre-market approval or clearance. In addition, we cannot be sure that the FDA will not change its position in ways that could negatively affect our operations either through regulation or new enforcement initiatives.

         Regardless of whether a medical device or diagnostic test requires FDA approval or clearance, a number of other FDA requirements apply to its manufacturer and to those who distribute it. Device manufacturers must be registered and their products listed with the FDA, and certain adverse events, correction and removals must be reported to the FDA. The FDA also regulates the product labeling, promotion, and in some cases, advertising, of medical devices. Manufacturers must comply with the FDA's Quality System Regulation which establishes extensive requirements for design, quality control, validation and manufacturing. Thus, manufacturers and distributors must continue to spend time, money and effort to maintain compliance, and failure to comply can lead to enforcement action. The FDA periodically inspects facilities to ascertain compliance with these and other requirements.

Diagnostic Kits

         Any diagnostic test kits that we, or our partners, may sell would require FDA clearance or approval before they could be placed into commercial distribution. There are two regulatory review procedures by which a product may receive such approval or clearance. Some products may qualify for clearance under a pre-market notification, or 510(k) process. Under such a process, the manufacturer provides to the FDA a pre-market notification that it intends to begin marketing the product, and demonstrates to the FDA's satisfaction, through appropriate studies, that the product is substantially equivalent to a comparative product that has been legally marketed and is currently in commercial distribution. Clearance of a 510(k) means that the product has the equivalent intended use, is as safe and effective as, and does not raise significant questions of safety and effectiveness than a legally marketed device. A 510(k) submission for an in vitro diagnostic device generally must include labeling information, performance data, and in some cases, it must include data from human clinical studies. Marketing may commence under a 510(k) submission when the FDA issues a clearance letter determining the product to be substantially equivalent to a comparative device.

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         If a medical device does not qualify for the 510(k) submission process by not being substantially equivalent or raising new issues of safety and effectiveness, the FDA may require submission of a pre-market approval application, or PMA, before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is a more comprehensive submission than a 510(k) submission, resulting in longer review and approval timeframes and usually includes the results of extensive pre-clinical and clinical studies and detailed information on the product, design and manufacturing system. Before the FDA will approve an original PMA, the manufacturer must undergo and pass a pre-approval inspection that assesses its compliance with the requirements of the FDA's Quality System Regulations.

         We believe that if our products are sold in FDA approved diagnostic test kit form; they would likely require PMA approval. As compared to the 510(k) process, the PMA process is traditionally more lengthy and costly, and we cannot be sure that the FDA will approve PMAs for our products in a timely fashion, or at all. Additionally, FDA requests for additional studies during the review period are not uncommon, and can significantly delay approvals. Even if we were able to gain approval of a product for one indication, significant changes to the product, its indication for use, its labeling or manufacturing and quality assurance would likely require additional approvals in the form of a PMA Supplement.

Competition

         The biopharmaceutical and medical diagnostic industries are characterized by rapidly evolving technology and intense competition. Our competitors include major pharmaceutical, biotechnology and medical diagnostic companies, most of which have financial, technical and marketing resources significantly greater than our resources. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint venture. We are aware of certain development projects for products to prevent or treat certain diseases targeted by us. The existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed.

Facilities

         We temporarily lease office space at 420 Lexington Avenue, Suite 1609, New York, New York from Callisto Pharmaceuticals, Inc., an affiliate. We entered into a lease for separate office space at 420 Lexington Avenue directly from the unaffiliated landlord for September 2004 occupancy. The space is approximately 2,000 square feet and the lease is for seven years ending September 30, 2011. SpaXen plans to occupy laboratory facilities to be provided by INMI under the SpaXen shareholder agreement. In addition, the Company has leased a laboratory facility of approximately 3,700 sq. ft. in Monmouth Junction, New Jersey. We believe that these facilities, together with laboratory facilities to be provided to SpaXen by INMI, will be adequate for our anticipated level of activity.

Employees

         As of July 16, 2004, our employees are Samuil Umansky and Hovsep Melkonyan. L. David Tomei serves as a consultant.

Certain Market Information

         There is no market for our common stock. Our common stock is quoted on the OTC Bulletin Board under the trading symbol "XNOM."

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                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth information regarding executive officers and directors of Xenomics:


   Name                          Position                                 Age
   ----                          --------                                 ---

   L. David Tomei, Ph.D          Co-Chairman of the Board                  59
                                 President, Spaxen Italia, srl

   Samuil Umansky, M.D., Ph.D.   President and Chief Scientific Officer    62
                                 and Director

   Christoph Bruening            Secretary, Treasurer and Director         37

   Hovsep Melkonyan, Ph.D        Vice President, Research, Xenomics        53

   Gary S. Jacob, Ph.D.          Director                                  57

   Donald H. Picker, Ph.D.       Director                                  58


         L. David Tomei, Ph.D.

         Dr. Tomei is a founder of Xenomics and became Co-Chairman of the Board of the Company on July 2, 2004. Dr. Tomei graduated from Canisius College (1968) and received his Master's of Science (1971) in Biochemistry, and Doctorate in Molecular Pharmacology (1974) from the Roswell Park Cancer Institute Division of SUNY. He was a scientist at Roswell Park and The Ohio State University Cancer Center through 1992. During that time he was among the first scientists to investigate genetically programmed cell death, specifically the molecular mechanisms of apoptotic DNA fragmentation. He published several discoveries regarding apoptosis and edited the first two books on this now well known subject.

         In 1992, he became one of the founding scientists of LXR Biotechnology, Inc. ("LXR"), the first biotechnology company to undertake discovery and development of apoptosis modulator drugs for treatment of human disease. During his association with LXR, an Initial Public Offering and three subsequent private stock offerings were successfully completed between 1994 and 1998. He initiated and closed two corporate partnerships with large companies in the medical technology field. He was responsible for increasing the value of LXR over 640% during his three year tenure as CEO and successfully raised approximately $51 million in investment capital and established a strong management team. As Chairman, Dr. Tomei was responsible for attracting internationally recognized members of the investment banking and biotechnology communities as LXR directors.

         After stepping down from his position at LXR in early 1998, Dr. Tomei lectured as a Visiting Professor at the University of Rome, Italy. In late 1999, he joined the other Xenomics founders to establish Xenomics. He will be the co-Chairman of Xenomics.

         Dr. Tomei has published over 110 scientific papers, two books (Cold Spring Harbor Laboratory Press), and holds 12 U.S. Patents in the fields of biotechnology and optical design and engineering. He organized the first International Conference on Apoptosis held at Cold Spring Harbor, 1991, and, together with Luc Montagnier, organized the First International Conference on Apoptosis and AIDS held in Paris, 1994.

         Samuil R. Umansky, M.D., Ph.D., Dr.Sci.
         --------------------------------------

         Dr. Umansky is a founder of Xenomics and became President, Chief Scientific Officer and Director of the Company on July 2, 2004. Dr. Umansky graduated from Kiev Medical School (USSR) in 1964. In 1968 he received a Ph.D. and in 1975 a Dr.Sci. in radiobiology from the Institute of Biological Physics, USSR Academy of Sciences ("IBP"). From 1968 to 1993 Dr. Umansky was a professor at IBP. He was among the very first scientists to begin studies of apoptosis, or programmed cell death. He performed pioneering studies on DNA degradation in dying cells and proposed a hypothesis on the existence of a genetic cell death program, its evolutionary origin and role in carcinogenesis, concepts that more recently have become widely accepted. In 1987, for achievements on the investigation of radiation induced cell death, Dr. Umansky was awarded the Soviet State Prize, the highest scientific honor awarded to a scientist in the Soviet Union. He is a co-founder of the USSR Radiobiological Society.

         In 1993, Dr. Umansky joined LXR as Director of Cell Biology. In January, 1996, he became Vice President of Molecular Pharmacology, and in August, 1997, he was appointed as LXR's Chief Scientific Officer. While at LXR, Dr. Umansky coordinated research and development in the field of therapeutic apoptosis modulators. In collaboration with Dr. Melkonyan, Dr. Umansky discovered a new family of apoptosis-related genes and their role in various pathological processes including heart attack, carcinogenesis and diabetes. His investigation of DNA cleavage in dying cells and of the fate of this degraded DNA led to discovery of a new fundamental phenomenon, ability of DNA fragments to cross the kidney barrier. This study created a basis for a new technology in genetic testing, urine DNA analysis that can be applied to prenatal testing, tumor diagnostics, tumor and organ transplant monitoring. In August 1999, together with Dr. Tomei and other scientists, Dr. Umansky co-founded Xenomics.

         Dr. Umansky has published over 130 papers, has been invited as a speaker and a chairman for numerous meetings and congresses and acts as an ad hoc reviewer for many scientific journals and granting agencies. Dr. Umansky became a U.S. citizen in 2001.

         Christoph Bruening
         ------------------

         Mr. Bruening has served as President, Secretary and Treasurer of the Company since February 2004. Mr. Bruening has served as a Director of Callisto Pharmaceuticals, Inc. since May 2003. Mr. Bruening organized Value Relations GmbH, a full service investor relations firm operating in Frankfurt, Germany in 1999 and currently serves as its Managing Partner. From 1998 to 1999, Mr. Bruening served as a funds manager and Director of Asset Management for Value Management and Research AG, a private investment fund and funds manager in Germany. From 1997 to 1998, Mr. Bruening was a financial analyst and Head of Research for Value Research GmbH. On February 26, 2004, Mr. Bruening became President and the sole director of Used Kar Parts, Inc., a company which planned to develop an on-line marketplace for used car parts. In addition, Mr. Bruening is currently a member of the advisory board of Clarity AG.

         Hovsep Melkonyan, Ph.D.
         -----------------------

         Hovsep Melkonyan graduated from Yerevan State University (Armenia) in 1974 and received qualifications in two major subjects: physico-chemical structure of DNA molecules and kinetics of enzymatic reactions. He completed his Ph.D. program in 1981 at IBP. Following graduate school, in 1982 Dr. Melkonyan joined The Institute of Molecular Genetics of the Ministry of USSR Medical Industry. In this Institution he was enrolled in the Molecular Genetics group focused on studies and development of amino acid producing Gram positive bacterial strains. In 1987 Dr. Melkonyan was invited to the IBP to establish a molecular biology lab, projected to be a core facility. At the same time, he was granted financial support from the Russian Government for investigations on biological consequences of the Chernobyl AES Disaster.

         In 1993, Dr. Melkonyan emigrated to the U.S. and joined LXR. Dr. Melkonyan took part in several research programs ranging from pharmacological physiology to development of new diagnostic technologies. He identified and cloned a family of genes encoding secreted proteins with apoptosis modifying activities and was involved in development of experimental procedures for the extraction of cell free DNA from blood and urine and its utilization as a target for PCR based diagnostics. The results of these studies are patented in the U.S. and internationally.

         Gary S. Jacob, Ph.D.
         --------------------

         Dr. Jacob was appointed a director of the Company on July 2, 2004. He has served as Chief Executive Officer as well as Chief Scientific Officer of Callisto Pharmaceuticals, Inc. since May 2003 and Chairman of Synergy Pharmaceuticals Inc. since October 2003. Dr. Jacob served as Chief Scientific Officer of Synergy Pharmaceuticals Inc. from 1999 to 2003. From 1990 to 1998, Dr. Jacob served as a Monsanto Science Fellow, specializing in the field of Glycobiology. From 1997 to 1998, Dr. Jacob was Director of Functional Genomics, Corporate Science & Technology, Monsanto, where he played a pivotal role in the rapid development of Monsanto's plant genomics strategy and the buildup of the in-house advanced genomics program. From 1990 to 1997, Dr. Jacob was Director of Glycobiology, G.D. Searle Pharmaceuticals Inc. From 1986 to 1990, Dr. Jacob was Manager of the G.D. Searle Glycobiology Group located at Oxford University, England.

         Donald H. Picker, Ph.D.
         -----------------------

         Dr. Picker was appointed a director of the Company on July 2, 2004. He has served as Executive Vice President, R&D of Callisto Pharmaceuticals, Inc. since April 2004. From May 2003 until March 2004, Dr. Picker served as Senior Vice President, Drug Development. Dr. Picker was Chief Executive Officer and President of Synergy Pharmaceuticals Inc. and a member of its board of directors from 1998 to April 2003. From 1996 to 1998, Dr. Picker was President and Chief Operating Officer of LXR Biotechnology Inc., an apoptosis drug development company. From 1991 to 1996, he was Senior Vice President of Research and Development at Genta Inc., an antisense drug development company.

Stock Option Plan

         In June 2004 we adopted the Xenomics Stock Option Plan, as amended (the "Plan").

         We rely on incentive compensation in the form of stock options to retain and motivate directors, executive officers, employees and consultants. Incentive compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers employees and consultants, to encourage them to remain with us and to enable them to develop and maintain an ownership position in our common stock.

         The Plan authorizes the grant of stock options to directors, eligible employees, including executive officers and consultants. The value realizable from exercisable options is dependent upon the extent to which our performance is reflected in the value of our common stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers and other employees. We approve the granting of options in order to motivate these employees to maximize stockholder value. Generally, vesting for options granted under the Plan is determined at the time of grant, and options expire after a 10-year period. Options are granted at an excise price not less than the fair market value at the date of grant. As a result of this policy, directors, executives, employees and consultants are rewarded economically only to the extent that the stockholders also benefit through appreciation in the market. Options granted to employees are based on such factors as individual initiative, achievement and performance. In administering grants to executives, we evaluate each executive's total equity compensation package. We generally review the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. We consider equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of our stockholders.

         The options we grant under the Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Employment Agreements

         On July 2, 2004, we entered into an employment agreement with Samuil Umansky, Ph.D., pursuant to which Dr. Umansky serves as our President and Chief Scientific Officer. Dr. Umansky's employment agreement is for a term of 36 months beginning June 24, 2004 and is automatically renewable for successive one year periods at the end of the term. Dr. Umansky's salary is $175,000 per year and he is eligible to receive a cash bonus of up to 50% of his salary per year. In connection with the employment agreement, Dr. Umansky received a grant of 1,012,500 stock options which vest in annual installments of 253,125, 303,570 and 445,625 and are exercisable at $1.25 per share.

         On July 2, 2004, we entered into an employment agreement with Hovsep Melkonyan, Ph.D., pursuant to which Dr. Melkonyan serves as Vice President, Research for a term of 36 months beginning June 24, 2004, which is automatically renewable for successive one year periods at the end of the term. Dr. Melkonyan's salary is $135,000 per year and he is eligible to receive a cash bonus of up to 50% of his salary per year. In connection with the employment agreement, Dr. Melkonyan received a grant of 675,000 stock options which vest in annual installments of 168,750, 202,500 and 303,750 and are exercisable at $1.25 per share.

         On July 2, 2004, we entered into a consulting agreement with L. David Tomei, Ph.D., pursuant to which Dr. Tomei agreed to serve as Co-Chairman of our Board. Dr. Tomei's consulting agreement is for a term of 36 months beginning June 24, 2004 and is automatically renewable for successive one year periods at the end of the term. Dr. Tomei's annual consulting fee is $175,000 per year and he is eligible to receive cash bonuses upon the achievement of certain milestones. Dr. Tomei received a grant of 1,012,500 stock options in annual installments of 253,125, 303,750 and 455,625 and are exercisable at $1.25 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As part of the acquisition of Xenomics and the completion of the private placement, the Company redeemed 1,971,734 pre-split shares (the equivalent of 218,862,474 post-split shares) from Panetta Partners Ltd., our then single largest shareholder, for $500,000. The principal purpose of the redemption was to lower the relative percentage of shares owned by Panetta Partners compared to non-affiliates.

         We sold 100,000 of the 2,645,210 shares sold in the private placement to Christoph Bruening, a director and officer.

         Callisto Pharmaceuticals, Inc. is allowing us to use a small office for a nominal fee until office space we rented from a non-affiliated landlord is ready for occupancy in September 2004. Gabriel Cerrone, the managing partner of Panetta Partners Ltd., which is a principal shareholder of the Company, is a director of Callisto.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table indicates beneficial ownership of the Company's common stock as of May 14, 2003 by:

         o Each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of the Company's common stock;

         o        Each executive officer and director of the Company; and

         o All executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on stock outstanding as of July 27, 2004.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Xenomics, Inc., 420 Lexington Avenue, Suite 1609, New York, New York 10170.


                                              Number of     Percentage of Shares
Name of Beneficial Owner                        Shares       Beneficially Owned
------------------------                        ------       ------------------

Directors and Executive Officers:
---------------------------------

L. David Tomei, Co-Chairman                    938,360(1)           6.0%

Samuil Umansky, President and CSO              885,809(2)           5.7%

Hovsep Melkonyan, Vice President Research      348,803(3)           2.2%

Christoph Bruening, Secretary, Treasurer
  and Director                                 115,000               *

Donald Picker, Director                        100,000               *

Gary S. Jacob, Director                         75,000               *

All Executive Officers and Directors
  as a group (6 persons)                     2,462,972(4)          15.8%


Other Greater than 5% Holders:
------------------------------
Panetta Partners Ltd.                          918,858(5)           5.9%
1275 First Avenue, Suite 296,
New York, NY  10021

---------------
* Less than 1%

(1) Does not include 1,012,500 shares which may be acquired upon the exercise of options which do not vest for more than 60 days.

(2) Does not include 1,012,500 shares which may be acquired upon the exercise of options which do not vest for more than 60 days.

(3) Does not include 675,000 shares which may be acquired upon the exercise of options that do not vest for more than 60 days.

(4)      Does not include the shares described in notes (1) to (3) above.

(5) Does not include 1,050,000 shares which may be obtained upon the exercise of options granted to the managing partner of Panetta which do not vest for more than 60 days.

                          DESCRIPTION OF CAPITAL STOCK

         The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to this report. Our authorized capital stock consists of 120,000,000 shares of common stock, par value $.00005 per share and 20,000,000 shares of preferred stock, par value $.0001 per share. As of July 27, 2003, there are 15,588,737 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

         Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is StockTrans, Inc., 44 W. Lancaster Avenue, Ardmore, Pennsylvania 19003.


                                  RISK FACTORS

Any investment in our Shares involves a high degree of risk. Some of the risks that may be material to your decision to invest and to the Company and Xenomics' performance are set forth in this Section. The Shares should not be purchased by persons who cannot afford the loss of their entire investment. In addition to any other information presented in this Memorandum, prospective investors should consider carefully the following risk factors when evaluating the Company, Xenomics, and their respective businesses and in considering whether to invest in the Company. The words "may," "will," "intends," "plans," "expects," "anticipates," "estimates" and similar expressions identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. As a result of the risk factors set forth in this section and the other information provided in this Memorandum, actual results could differ materially from those described in the forward-looking statements. Except as required by law, the Company and Xenomics undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this Memorandum. You should be aware that the Private Securities Litigation Reform Act of 1995 and
Section 27A of the Securities Act of 1933 do not exempt from liability any forward-looking statements that we make.

Risks Related to the Company's Business

         No operating history in the planned business

         The Company has virtually no operating history and no experience in operating a research and development company.

         If the Company loses key employees and consultants or is unable to attract or retain qualified personnel, its business could suffer

         The Company's success will be highly dependent on its ability to attract and retain qualified scientific and management personnel. The Company will be highly dependent on its management, scientific staff, and consultants, including Dr. L. David Tomei, Dr. Samuil Umansky and Dr. Hovsep Melkonyan. The loss of the services of Drs. Tomei, Umansky and Melkonyan or other personnel or consultants could have a material adverse effect on the Company's operations. Although the Company expects to enter into employment agreements with each of its key management and scientific employees and consulting agreements with its key outside scientific advisors, any of such persons may terminate his or her employment or consulting arrangement with the Company at any time on short notice. Accordingly, there can be no assurance that these employees and consultants will remain associated with the Company. The loss of the services of the principal members of its personnel or consultants may impede the Company's ability to commercialize its product candidates.

         The Company's planned activities may require additional expertise in areas such as pre clinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. Such activities may require the addition of new personnel and the development of additional expertise by existing management personnel. The Company faces intense competition for such personnel from other companies, academic institutions, government entities and other organizations, and there can be no assurance that we will be successful in hiring or retaining qualified personnel. The Company's inability to develop additional expertise or to hire and retain such qualified personnel could have a material adverse effect on the Company's operations.

         The following risks relate principally to the Company's Common Stock and its market value:

         There is no existing market for the Company's Common Stock.

         The Company's Common Stock is quoted on the Over the Counter Bulletin Board under the symbol "XNOM.OB." There is no active trading market for any of our securities. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for the securities, the ability of holders of the securities to sell their securities, or the prices at which holders may be able to sell their securities.

         The market price of the Company's Common Stock may be adversely affected by several factors.

         The market price of the Company's Common Stock could fluctuate significantly in response to various factors and events, including:

         o the Company's ability to integrate operations, technology, products and services;
         o        the Company's ability to execute its business plan;
         o        operating results below expectations;
         o announcements of technological innovations or new products by us or the Company's competitors;
         o        loss of any strategic relationship;
         o        industry developments;
         o        economic and other external factors; and
         o        period-to-period fluctuations in our financial results.

         In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company's Common Stock.

         We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our stock.

         The Company has never paid cash dividends on its stock and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends on the Company's stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If the Company does not pay dividends, its stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

         A sale of a substantial number of shares of the Company's Common Stock may cause the price of its Common Stock to decline.

         If the Company's shareholders sell substantial amounts of Common Stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of the Company's Common Stock could fall. These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems reasonable or appropriate.

Risks Related to Xenomics' Business

         Xenomics is a development stage company with no operating history

         Xenomics is a development stage company focused on the development and commercialization of Tr-NA technology. Xenomics, to date, has experienced negative cash flow from development of the Tr-NA technology. It has currently no products ready for commercialization, has not generated any revenue from operations and expects to incur substantial net losses for the foreseeable future to further develop and commercialize the Tr-NA technology. Xenomics is unable to predict the extent of these future net losses, or when we may attain profitability, if at all. If Xenomics is unable to generate significant revenue from the Tr-NA technology or attain profitability, Xenomics will not be able to sustain operations.

         If Xenomics fails to obtain the capital necessary to fund its operations, it will be unable to develop any products for commercialization.

         Xenomics believes that the net proceeds from the recent private placmeent will not be sufficient to meet its capital requirements for the development of any product based upon the Tr-NA technology to the stage of commercialization. Xenomics expects capital outlays and operating expenditures to increase substantially over the next several years as its expands its operations. Xenomics may also need to spend more money than currently expected because it may change its product development plans. Xenomics has no committed sources of capital and does not know whether additional financing will be available when needed, or, if available, that the terms will be favorable. If additional funds will not be available, Xenomics will be forced to curtail or cease operations.

         If Xenomics is unable to manage its expected growth, it may not be able to develop its business.

         Xenomics ability to develop its business requires an effective planning and management process. Xenomics has 3 employees and will need to hire a significant number of additional employees in the near term. If Xenomics fails to identify, attract, retain and motivate highly skilled personnel, it may be unable to continue our development and commercialization activities.

         Xenomics expects that its anticipated future growth will place a significant strain on its management, systems and resources. To manage the anticipated growth of its our operations, Xenomics will need to increase management resources and implement new financial and management controls, reporting systems and procedures. If Xenomics is unable to manage its growth, Xenomics could be unable to execute our business strategy.

         If Xenomics does not receive regulatory approvals, it will not be able to develop and commercialize the Tr-NA technology.

         Xenomics needs FDA approval to market products based on the Tr-NA technology for diagnostic uses in the United States and approvals from foreign regulatory authorities to market products based on the Tr-NA technology outside the United States. If Xenomics fails to obtain regulatory approval for the marketing of products based on the Tr-NA technology for, Xenomics will be unable to sell such products and will not be able to sustain operations.

         The regulatory review and approval process, which may include evaluation of preclinical studies and clinical trials of products based on the Tr-NA technology, as well as the evaluation of manufacturing process and contract manufacturers' facilities, is lengthy, expensive and uncertain. Securing regulatory approval for products based upon the Tr-NA technology may require the submission of extensive preclinical and clinical data and supporting information to regulatory authorities to establish such products' safety and effectiveness for each indication. Xenomics has limited experience in filing and pursuing applications necessary to gain regulatory approvals.

         Regulatory authorities generally have substantial discretion in the approval process and may either refuse to accept an application, or may decide after review of an application that the data submitted is insufficient to allow approval of any product based upon the Tr-NA technology. If regulatory authorities do not accept or approve Xenomics' applications, it may require that Xenomics conduct additional clinical, preclinical or manufacturing studies and submit that data before regulatory authorities will reconsider such application. Xenomics may need to expend substantial resources to conduct further studies to obtain data that regulatory authorities believe is sufficient. Depending on the extent of these studies, approval of applications may be delayed by several years, or may require to expend more resources than Xenomics may have available. It is also possible that additional studies may not suffice to make applications approvable. If any of these outcomes occur, Xenomics may be forced to abandon its applications for approval, which might cause Xenomics to cease operations.

         Xenomics may face significant competition from large pharmaceutical, biotechnology and other companies which could harm its business.

         The biotechnology industry is intensely competitive and characterized by rapid technological progress. In each of Xenomics' potential product areas, it faces significant competition from large pharmaceutical, biotechnology and other companies. Most of these companies have substantially greater capital resources, research and development staffs, facilities and experience at conducting clinical trials and obtaining regulatory approvals. In addition, many of these companies have greater experience and expertise in developing and commercializing products.

         Since the Tr-NA technology is under development, Xenomics cannot predict the relative competitive position of any product based upon the Tr-NA technology. However, Xenomics expects that the following factors will determine its ability to compete effectively: safety and efficacy; product price; ease of administration; and marketing and sales capability.

         Xenomics believes that many of its competitors spend significantly more on research and development-related activities than we do. Our competitors may discover new diagnostic tools or develop existing technologies to compete with our the Tr-NA technology. Xenomics' commercial opportunities will be reduced or eliminated if these competing products are more effective, are more convenient or are less expensive than Xenomics' products.

         The Tr-NA technology may fail to achieve market acceptance, which could harm Xenomics' business.

         The use of the Tr-NA technology has never been commercialized for any indication. Even if approved for sale by the appropriate regulatory authorities, physicians may not prescribe diagnostic products based upon the Tr-NA technology, in which event Xenomics may be unable to generate significant revenue or become profitable.

         Acceptance of the Tr-NA technology will depend on a number of factors including: acceptance of products based upon the Tr-NA technology by physicians and patients as safe and effective diagnostic products, adequate reimbursement by third parties, and competitive product approvals.

         Reimbursement may not be available for products based upon the Tr-NA technology, which could impact Xenomics' ability to achieve profitability.

         Market acceptance, sales of products based upon the Tr-NA technology and Xenomics' profitability may depend on reimbursement policies and health care reform measures. The levels at which government authorities and third-party payors, such as private health insurers and health maintenance organizations, may reimburse the price patients pay for such products could affect whether Xenomics is able to commercialize its products. Xenomics cannot be sure that reimbursement in the U.S. or elsewhere will be available for any of its products in the future. If reimbursement is not available or is available only to limited levels, Xenomics may not be able to commercialize its products.

         Xenomics will need others to market and commercialize products based upon the Tr-NA technology

         Xenomics currently intends to market any future products through third parties and will need to enter into marketing arrangements with them. Xenomics may not be able to enter into marketing arrangements with third parties on favorable terms, or at all. In the event that Xenomics will be unable to enter into marketing arrangements for products based upon the Tr-NA technology, it may not be able to develop an effective sales force to successfully commercialize its products. If Xenomics fails to enter into marketing arrangements for its future products and is unable to develop an effective, its revenues will be severely limited.

         If Xenomics fails to protect its intellectual property rights, competitors may develop competing products and our business will suffer.

         lf Xenomics is not able to protect its proprietary technology, trade secrets and know-how, its competitors may use its inventions to develop competing products. Xenomics owns certain patents relating to the Tr-NA technology. However, these patents may not protect Xenomics against our competitors, and patent litigation is very expensive. If Xenomics spends a significant portion of its cash, including the proceeds from this Offering, it may be unable to pursue litigation to its conclusion because currently Xenomics does not generate revenues.

         Xenomics cannot rely solely on its current patents to be successful. The standards that the U.S. Patent and Trademark Office and foreign patent offices use to grant patents, and the standards that U.S. and foreign courts use to interpret patents, are not the same and are not always applied predictably or uniformly and can change, particularly as new technologies develop. As such, the degree of patent protection obtained in the U.S. may differ substantially from that obtained in various foreign countries. In some instances, patents have issued in the U.S. while substantially less or no protection has been obtained in Europe or other countries.

         Xenomics is uncertain of the level of protection, if any, that will be provided by our patents if Xenomics attempts to enforce them and they are challenged in court where Xenomics competitors may raise defenses such as invalidity, unenforceability or possession of a valid license. In addition, the type and extent of any patent claims that may be issued to Xenomics in the future are uncertain. Any patents which are issued may not contain claims that will permit Xenomics to stop competitors from using similar technology.

         An application to obtain one additional patent is currently being pursued with the European Patent Office. Other than this activity, Xenomics has no pending legal or governmental proceedings involving any of U.S. or European patent applications or patents owned by or licensed to us.

         In addition to the patented technology, Xenomics is also relying on unpatented technology, trade secrets and confidential information relating to the Tr-NA technology. Xenomics may not be able to effectively protect its rights to this technology or information. Other parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose this technology. Xenomics generally requires each of its employees, consultants, collaborators, and certain contractors to execute a confidentiality agreement at the commencement of an employment, consulting or collaborative relationship with Xenomics. However, these agreements may not provide effective protection of this technology or information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

         If product liability lawsuits are brought against Xenomics, it may incur substantial liabilities.

         The testing, marketing, distributing and sale of pharmaceutical, therapeutic, and diagnostic products entail an inherent risk of product liability. There may be unknown adverse events associated with the use of the Tr-NA technology which may result in product liability suits being brought against Xenomics. Whether or not Xenomics will ultimately be successful in defending potential product liability litigation, such litigation would consume substantial amounts of its financial and managerial resources, and might result in adverse publicity or reduced acceptance of its products in the market, all of which would impair Xenomics' business. It is anticipated that Xenomics will obtain clinical trial insurance and product liability insurance in the future. However, Xenomics may not be able to maintain its clinical trial insurance or product liability insurance at an acceptable cost, if at all, and insurance may not provide adequate coverage against potential claims or losses.

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